Exhibit 99

Temecula Valley Bancorp Named Second Most Profitable Bank in United States

    TEMECULA, Calif.--(BUSINESS WIRE)--July 26, 2004--Temecula Valley Bancorp (OTCBB:TMCV) announced today that according to the 12th annual ABA Banking Journal Performance Rankings in the July 2004 edition of the journal, Temecula Valley Bancorp was the second most profitable bank in the United States for the year 2003 in its peer group and the sixth most profitable when thrifts are included within the peer group. "Supporting the communities we serve and achieving outstanding results such as this is quite rewarding," said Stephen H. Wacknitz, President/CEO and Chairman of the Board.
    According to the ABA Banking Journal, institutions were ranked on their return on average equity (ROAE) for 2003. The institutions with the highest ROAE's were selected as the top performers in their categories. The ABA Banking Journal Performance Rankings reviews the overall results of 150 of the best-performing community banks and thrifts excluding S-corporations. The banks and thrifts are in two peer groups based upon asset size and range from smaller community banks and thrifts with under $100 million in assets, to larger banks and thrifts with total assets from $100 million to $1 billion.

    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido, Rancho Bernardo and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, CA, Fresno CA, Chico, CA, Anaheim Hills, CA, Bellevue, WA, Gurnee, IL, Westlake, OH, Ocean City, NJ, Tampa/St. Petersburg FL, Coral Springs, FL, Jacksonville, FL and Atlanta, GA. Temecula Valley Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and its Internet website can be reached at www.temvalbank.com.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940